Exhibit 10.15

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
CONNECTIVITY SERVICE AND MARKETING AGREEMENT
     This CONNECTIVITY SERVICE AND MARKETING AGREEMENT (this “Agreement”) is made as of the 26th day of December, 2007 by and between Intel Corporation (“Intel”) and LogMeIn, Inc. (“LMI”). Intel and LMI may be referred to jointly as the “Parties.”
     WHEREAS, the Parties intend to provide a [**] service for the marketplace through developing and marketing an [**] service for third party remote support of personal computers and servers;
     WHEREAS, the Parties intend to create multiple product offerings for this product concept;
     WHEREAS, the Parties are entering into this Agreement to define the service, development, marketing, revenue sharing and payment terms of this joint relationship;
     NOW, THEREFORE, in consideration of the mutual promises on obligations contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.	SCOPE/STATEMENT OF WORK
     It is the intent of the Parties to provide a [**] service for the defined marketplace through developing and marketing an [**] service for third party remote support of personal computers and servers. A description and scope of the joint solution (the “Solution”), the connectivity service to be provided by LMI in connection with the Solution and a Statement of Work describing the project, the Solution, and the roles and responsibilities of the Parties in connection with the project are included on Schedule 1A. It is intended by the Parties that the combination of the Components (as defined below) as described in the Statement of Work on Schedule 1A will produce the Solution. Pursuant to Section 20.5, no amendment or modification of any schedules or exhibits attached hereto, including Schedule 1A, may be made except by a writing signed by both Parties.
2.	LMI COMPONENTS
     2.2 LMI Components. During the Term (as defined below), and so long as Intel remains in compliance with the terms and conditions of this Agreement, subject to the other terms and conditions described in this Agreement, LMI will design and deliver to Intel the components specifically defined on Schedule 2A (the “LMI Components”). The specifications and timetable for the LMI Components are also set forth on Schedule 2A. For any subsequent versions of the LMI Components, additional exhibits or schedules may be attached and incorporated into this Agreement with the written consent of both Parties. LMI Components shall also include any other components owned solely by LMI.
     2.2 Delivery and Acceptance of the LMI Components. The LMI Components will be subject to Intel’s approval and acceptance (acting in good faith and in a commercially reasonable manner and in accordance with any acceptance criteria and specifications established in Schedule 1A) within thirty (30) business days of LMI’s delivery of the LMI Components to Intel (the “Intel Acceptance Period”). Any rejection shall be made by written or email notice, delivered to LMI no later than the last day of the Intel Acceptance Period, which notice shall provide a reasonable and complete explanation of the LMI Component’s failure to comply with the specifications provided for in the schedules attached hereto (the “Intel Rejection Notice”). Any failure to provide such written or email notice within the applicable Intel Acceptance Period will be deemed to be an acceptance of the LMI Component. From and after LMI’s receipt of an Intel Rejection Notice and based upon its agreement as to the existence of the non-conformities described in an Intel Rejection Notice, LMI shall have no more than [**] days to address and fix he non-conformities described in the Intel Rejection Notice, whereupon LMI shall redeliver the LMI Component to Intel for approval and acceptance, as described above. The foregoing procedure for review and cure may take place up to [**] times before giving rise to any breach of this Agreement. Each Party agrees to appoint a representative to coordinate and maintain communications with the other Party regarding work-in-progress, delivery dates and similar matters.
3	INTEL COMPONENTS
     3.1 Intel Components. During the Term, and so long as LMI remains in compliance with the terms and conditions of this Agreement, subject to the other terms and conditions described in this Agreement, Intel will design and deliver to LMI the components specifically defined on Schedule 3A (the “Intel Components”). The specifications and timetable for the Intel Components are also set forth on Schedule 3A. For any subsequent versions of the Intel Components, additional exhibits and schedules may be attached and incorporated into this Agreement with the written consent of both Parties. Intel Components shall also include any other components owned solely by Intel.
3.2 Delivery and Acceptance of the Intel Components. The Intel Components will be subject to LMI’s approval and acceptance (acting in good faith and in a commercially reasonable manner in accordance with any acceptance criteria and specifications established in Schedule 1A) within thirty (30) business days of Intel’s delivery of the Intel Components to LMI (the “LMI Acceptance Period”). Any rejection shall be made by written or email notice, delivered to Intel no later than the last day of the LMI Acceptance Period, which notice shall provide a reasonable and complete explanation of the Intel Component’s failure to comply with the specifications provided for in the Schedules attached hereto (the “LMI Rejection Notice”). Any failure to provide such written or email notice within the applicable LMI Acceptance Period will be deemed to be an acceptance of the Intel Component. From and after Intel’s receipt of an LMI Rejection Notice, and based upon its agreement as to the existence of the non-conformities described in an LMI Rejection Notice, Intel shall have no more than [**] days to address and fix the non-conformities described in the LMI Rejection Notice, whereupon Intel shall redeliver the Intel Component to LMI for approval and acceptance, as described above. The foregoing procedure for review and cure may take place up to [**] times before giving rise to any breach of this Agreement. Each Party agrees to appoint a representative to coordinate and maintain communications with the other Party regarding work-in-progress, delivery dates and similar matters. Notwithstanding the above, if the non-conformity is due to an issue with Intel firmware or Intel silicon, then Intel may have up to the next formal general market availability release of that firmware for correcting any non-conformities. By way of further clarification, Intel has one (1) firmware release per calendar year.
4.	JOINT COMPONENTS
     4.1 Joint Components. During the Term (as defined below), and so long as each of the Parties remain in compliance with the terms and conditions of this Agreement, subject to the other terms and conditions described in this Agreement, that the Parties agree to jointly design, deliver and support the components specifically defined on Schedule 4A (the “Joint Components”; together with the LMI Components and the Intel Components, the “Components”). The specifications and timetable for the Joint Components are also set forth on Schedule 4A. For any subsequent versions of the Joint Components, additional exhibits or schedules may be attached and incorporated into this Agreement with the written consent of both Parties.

     4.2 Ownership of Joint Components. In accordance with Section 7.3, LMI and Intel shall jointly own all rights, title and interest (including all intellectual property rights) in any and all Joint Components.
5.	MANAGEMENT OF COMPONENTS.
     5.1 Delay In Delivery/Performance. No Party shall be liable for any performance failure, delay in performance, or lost data under this Agreement (other than for delay in the payment of money due and payable hereunder) to the extent said failures or delays are proximately caused by the failure of the other Party (including, without limitation, failure of suppliers, subcontractors and carriers) to perform its obligations under this Agreement or to provide the reasonably necessary information, support, functionality, service or Component required by the Party experiencing the difficulty, provided that in any such event, as a condition to the claim of non-liability, the Party experiencing the difficulty shall give the other written notice, with full details following the occurrence of the cause relied upon.
     5.2 Reports on Progress. The Parties shall, from time to time as reasonably requested by the other Party (but no more often than monthly), provide reports related to performance and delivery of the Components.
     5.3 Notifications of Complaints. The Parties shall promptly notify the other Party in writing of any material complaints or claims made by or through any customer, third-party or governmental or regulatory body regarding the Components or any support given in connection with the Components.
     5.4 Account Management. Each Party agrees to assign an account manager to facilitate the communication between the Parties and to monitor the progression of each Party’s obligations under the Agreement. The assignment of each account manager will be in the sole discretion of the assigning Party. Each Party, through the account managers, agrees to monthly meetings and/or conference calls to review the status of the Solution and the other obligations under the Agreement and address any issues that might arise.
6	LICENSES AND OTHER RIGHTS
     6.1 Intel Rights. LMI hereby grants Intel the specific nontransferable (subject to Section 14 hereof) license and other rights regarding the specific items described on Schedule 6A, subject to all of the limitations and restrictions contained in this Agreement, Schedule 6A and the other Schedules and Exhibits contained herein.
     6.2 LMI Rights. Intel hereby grants LMI a nontransferable (subject to Section 14 hereof), nonexclusive, royalty-free, end-user license, without the right to sublicense (the “LMI License”) to use the Intel Components, and the items listed on Schedule 3A solely in connection with accessing or connecting to personal computers and servers for the purposes specifically described in this Agreement and only during the Term of this Agreement, subject to the restrictions contained herein, including the following: (a) LMI shall not, for itself, any affiliate of LMI or any third party decompile, disassemble, or reverse engineer the Intel Components; (b) except as specifically permitted in this Agreement, LMI shall not modify, port, translate, localize or create derivative works from the Intel Components or any items subject to the LMI License; and (c) LMI shall not alter, copy or duplicate any aspect of the Intel Components, except as expressly permitted by Intel in a written authorization signed by a duly authorized officer of Intel. LMI acknowledges that its rights hereunder are those of a licensed user and that the Intel

Components shall at all times remain the property of Intel. This LMI License is a right and license allowing LMI to use the Intel Components under the restrictions, terms and conditions within this Agreement. LMI acknowledges that Intel owns, and shall continue to own, all right, title and interest in the Intel Components or any items subject to the LMI License, and LMI agrees that it will do nothing inconsistent with such ownership, and does not obtain by this Agreement any right to use said the Intel Components and any items subject to the LMI License other than for the specific purposes that may be identified. This LMI License is a right and license allowing LMI to use the following items under the restrictions, terms and conditions within this Agreement. All Intel silicon, Intel firmware, and Intel software technologies related to the target computer as described in the SOW Schedule 1A and any intellectual property associated with such technologies, is specifically excluded from this and any other license and is exclusively owned by Intel before, during and after the term of this Agreement.
     6.3 No Other Licenses or Rights. Except as provided herein, no license or other right to use in anyway is granted, by either Party to the other, by implication, estoppel or otherwise, under any patents, trade secrets, copyrights, or other intellectual property rights now or hereafter owned or controlled by such Party except for the licenses and rights expressly granted in this Agreement.
     6.4 Attribution. With its prior written approval, LMI grants Intel a nontransferable (subject to Section 14) and nonexclusive license during the Term of this Agreement to place those LMI’s character and design Marks listed on Schedule 6C on Intel’s Internet site for the purpose of display and identification of those LMI marks in accordance with the terms of this Agreement and solely in connection with the Solution. Intel brand awareness done in connection with this Agreement will provide commercially reasonable attribution to LMI to be mutually agreed upon by both Parties. The Parties agree that this attribution will include, but not be limited to, the following: (a) Intel Website pages related to the Solution should have the attribution “Connectivity by LogMeIn” that shall be at least [**] pixels wide by [**] pixels high, the LMI attribution can appear on the lower section of a webpage, but should be above the fold (that is, it should be visible on the screen in a typical web browser on a typical computer display), copyrights and “about” language should include appropriate mention of LMI; and (b) The LogMeIn in-band agents related to the Solution should provide attribution “Connectivity by LogMeIn” that shall be at least [**] pixels wide by [**] pixels high and may include the LMI Logo in the form attached hereto as Schedule 6D (the “LMI Logo), the LMI Logo can appear on the lower section of a of the agent splash screen, but should be above the fold (that is, it should be visible on the screen in a typical web browser on a typical computer display), copyrights and “about” language should include appropriate mention of LMI. LMI’s copyright notice will appear on any Intel Internet site and on the LogMeIn agent related to the Solution. LMI and “Connectivity by LogMeIn” shall be referenced by Intel in Intel press releases or press material directly related to the Solution and in marketing or other public material directly related to the Solution. Intel will propose that its customers include LogMeIn in customer press releases that relate to the LogMeIn products Reach or Rescue. For purposes of clarification, Intel [**]. For example, Intel [**], but Intel [**]. Intel [**]. In the event that a third party challenges Intel’s use of the LMI Marks of Exhibit 6C and this Section 6.4, Intel shall immediately notify LMI in writing, and Intel may cease use any and all use of the LMI Marks of Exhibit 6C or this section 6.4. LMI agrees to settle, and/or indemnify, defend, and hold Intel harmless from all loss, cost liability and expense incurred by Intel and any of its subsidiaries or affiliated entities which arise out of any claim threatened against Intel or brought in any suit or proceeding against Intel based on any allegation that the LMI Mark(s), as used by Intel in accordance with this Agreement, infringes or violates the trademark rights of another, and

LMI will pay all damages, costs and fees finally awarded against Intel and exclusively attributable to any such claim.
     6.5 License Extension. In the event of termination of this Agreement pursuant to Section 13, other than a Cause Termination (as defined in Section 13.2), the Parties agree, to extend the licenses described in this Section for a reasonable period of time, but no longer than twelve (12) months to allow for the continued use of the Components during any period of transition to a newly engineered solution to replace the Components (a “License Extension”). In addition, the License Extension may be extended for up to an additional twelve (12) months by an end user or [**] agreement entered into prior to termination of the Agreement, provided that LMI will receive at least $[**] per quarter (including as part of its share of Revenue) over the additional 12-month period. The Parties agree to use commercially reasonable efforts to limit the term of any such transition period and therefore the term of the License Extension. The confidentiality and other proprietary rights provisions of this Agreement will continue throughout any License Extension and after termination of this Agreement. Payment and revenue terms for payment to LMI during any License Extension and for the entire period of any License Extension will continue to be pursuant to the terms described in this Agreement, including the revenue shares provisions under Section 12.6. During the term of any License Extension, neither Party shall have any obligation to deliver any enhancements or updates to the Solution to the other Party, however, LMI will remain obligated to provide commercially reasonable support for the Solution, including bug fixes, during the License Extension, unless otherwise agreed to in writing by the Parties.
     6.6 Joint Component License. In the event of termination of this Agreement pursuant to Section 13, to the extent LMI incorporates any LMI IP into any Joint Component, Intel is hereby granted and will have a nonexclusive, royalty free, perpetual, irrevocable, worldwide license, including the right to sublicense, under LMI’s IP rights, to make, have made, use, import, prepare derivative works of, reproduce, have reproduced, perform, display, offer to sell, sell, or otherwise distribute the Joint Component as part of Intel’s or its sublicensee’s products that incorporates any Joint Component. In the event of termination of this Agreement pursuant to Section 13, to the extent Intel incorporates any Intel IP into any Joint Component, LMI is hereby granted and will have a nonexclusive, royalty free, perpetual, irrevocable, worldwide license, including the right to sublicense, under Intel’s IP rights, to make, have made, use, import, prepare derivative works of, reproduce, have reproduced, perform, display, offer to sell, sell, or otherwise distribute the Joint Component as part of LMI’s or its sublicensee’s products that incorporates any Joint Component.
     6.7 Joint End User License Agreement. The Parties agree that the Solution and the will be licensed to end users via a Joint End User License Agreement (the “Joint EULA”). It is intended that the Joint EULA will protect the intellectual property and other rights of both Parties and that the Joint EULA will be mutually agreed upon between the Parties (in their discretion) prior to any licensing, sale or subscription of the Solution. The Parties agree that any changes to the Joint EULA in connection with any negotiation with a potential end user must be mutually agreed upon by both Parties.
7.	PROPRIETARY RIGHTS
     7.1 LMI Components. LMI shall own all rights, title and interest in all LMI Components and the Connectivity Platform. LMI’s IP (as defined below) will remain the exclusive property of LMI, and the source code contained in the LMI Components and the Connectivity Platform shall be considered and treated as Confidential Information of LMI subject to the confidentiality provisions set forth in this Agreement. Intel shall not unbundle any embedded LMI Components and shall not use or disclose LMI’s IP in any manner other than in connection with the LMI Components. Intel shall not have the right to assign, except as permitted in this Agreement, or sublicense the rights in LMI’s IP granted under this Agreement. “LMI’s IP” shall be defined as meaning the Connectivity Platform and the LMI Components and any and all other patents, copyrights, trade secret and proprietary information and any other intellectual property rights embodied in or covering the LMI Components, the Connectivity Platform or any other property of LMI that were owned by LMI prior to the date of this Agreement or during the Term of this Agreement. Intel understands and acknowledges that, subject to Section 18.1, LMI may utilize any and all of the LMI Components, LMI IP or other intellectual property owned by LMI under this Agreement or otherwise in connection with any and all of LMI’s current, future or planned businesses, enterprises, operations, technologies, opportunities and the like in connection with other markets or opportunities. These other markets may be deemed to be competitive with Intel and/or the Solution.
     7.2 Intel Components. Intel shall own all rights, title and interest in all Intel Components. Intel’s IP (as defined below) will remain the exclusive property of Intel, and the source code contained in the Intel Components shall be considered and treated as Confidential Information of Intel subject to the confidentiality provisions set forth in this Agreement. LMI shall not unbundle any embedded Intel Components and shall not use or disclose Intel’s IP in any manner other than in connection with the Intel Components. LMI shall not have the right to assign, except as permitted in this Agreement, or sublicense the rights in Intel’s IP granted under this Agreement. “Intel’s IP” shall be defined as meaning the Intel Components and any and all other patents, copyrights, trade secret and proprietary information and any other intellectual property rights embodied in or covering the Intel Components or any other property of Intel that were owned by Intel prior to the date of this Agreement or during the Term of this Agreement. LMI understands and acknowledges that Intel may utilize any and all of the Intel Components, Intel IP or other intellectual property owned by Intel under this Agreement or otherwise in connection with any and all of Intel’s current, future or planned businesses, enterprises, operations, technologies, opportunities and the like in connection with other markets or opportunities. These other markets may be deemed to be competitive with LMI and/or the Solution.
     7.3 Joint Component Ownership. LMI and Intel shall jointly own all rights, title and interest (including all intellectual property rights) in any and all jointly developed Solution or Component produced hereunder during the Term (the “Joint Components”). The items that are Joint Components are listed on Schedule 4A. Any such Joint Components will remain the joint property of LMI and Intel. Both Parties shall have the right to assign, or sublicense its rights in the Joint Components and to modify, port, translate, localize or create derivative works of the Joint Components, during the term of this Agreement and after this Agreement is terminated. Subject to each Party’s preexisting intellectual property rights, any developed component produced hereunder during the Term of this Agreement that is not specifically listed on Exhibit 2A as an LMI Component or on Schedule 3A as an Intel Component shall be a Joint Component. Each Party agrees to assist in every proper and commercially reasonable way to effectuate the terms of this provision, including the execution of all applications, specifications, oaths, assignments, and all other instruments that may deem necessary. These obligations shall continue after the termination of this Agreement. Each Party further agrees to assist the other Party in enforcing all patents, trademarks, copyrights, trade secrets, or other ownership rights hereunder.
     7.4 Marks. All right, title and interest in and to LMI’s Marks shall remain vested in LMI.

Use of LMI’s Marks is subject to specific authorization from LMI and Intel must immediately upon request discontinue any use of LMI’s Marks. Intel’s use of LMI’s Marks is further conditioned upon Intel’s compliance with all of LMI’s rules and procedures, including those relating to quality control, with regard to the use of LMI’s Marks proscribed by LMI from time to time. All right, title and interest in and to Intel’s Marks shall remain vested in Intel. LMI is not granted any rights under this Agreement to use Intel’s Marks. Any use of Intel’s Marks is subject to specific authorization from Intel and LMI must immediately upon request discontinue any use of Intel’s Marks. “Marks” means the trademarks or service marks that are owned or licensed (with the right to sublicense) by either LMI or Intel.
     7.5 Copyrightable Elements of the Components. Between the Parties to this Agreement, all copyrightable elements of the LMI Components or Connectivity Platform shall be deemed to be owned by LMI, with LMI as the sole author thereto. Between the Parties to this Agreement, all copyrightable elements of the Intel Components shall be deemed to be owned by Intel, with Intel as the sole author thereto.
     7.6 Customer Information. Any and all Customer Information (as defined below) directly gathered from customers’ direct use of the Solution shall be the property of Intel and Intel shall have right, title and interest in such Customer Information. Such Customer Information will be deemed the Confidential Information of Intel hereunder. “Customer Information” includes, but is not limited to, the following information about any customer: name; address; phone number; email address; credit card number. LMI warrants that it shall not transfer such Customer Information to any third party or use it for any purpose other than as described in this Agreement. If LMI collects personal information on behalf of Intel at Intel’s reasonable request, and Intel has given notice to LMI that Intel will use such personal information in order to contact the data subject, LMI shall submit such Customer Information to Intel only if the data subject has opted-in to disclosure of such information, either from Intel, or from other companies or persons in general. LMI shall permanently delete all Customer Information within thirty (30) days after the Customer Information is no longer being actively used in fulfilling LMI’s obligations to Intel under this Agreement. LMI shall take all commercially reasonable measures necessary to ensure the security of Customer Information.
     7.7 Ownership. The Parties acknowledge that the Components are proprietary to the owner of the Components or its suppliers and are protected by copyrights, trademarks, service marks, patents and/or other proprietary rights and laws. The Parties may not remove any proprietary notices or labels from the Components of the other Party. The Parties may not alter, modify, redistribute, sell, auction, decompile, reverse engineer, disassemble or otherwise reduce the Components (excluding Joint Components) to a human-readable form. The Parties may not reproduce, distribute or create derivative works based on the Components (excluding Joint Components) without expressly being authorized in writing to do so by the owner (except as provided for herein). Further, the Parties may not rent, lease, grant a security interest in or otherwise transfer rights to the other Party’s Components. All rights in the Components (excluding Joint Components) not expressly granted in this Agreement are reserved to the owner of the Components.
     7.8 Existing Property Excluded. Unless specifically provided for in this Agreement or any Schedule hereto, any and all existing property, intellectual property, technology, information, data, content, trade secrets, sales information, sales data, customer information, and the like owned by each Party prior to the date of this Agreement, during the Term of this Agreement and after termination of this

Agreement, will remain the exclusive property of such Party. The existing property exclusively owned by each Party and specifically excluded from the terms of this Agreement.
8. CUSTOMER SUPPORT
     8.1 LMI Support. During the Term, LMI will be responsible for providing the solution support described on Schedule 8A. After the Solution has been introduced and operating for four (4) consecutive quarters and should the number of Chico Creek direct customers supported grow to [**], or the cost of LMI support increase to [**]% of the revenue share for two consecutive calendar quarters, then LMI and Intel shall agree, within ninety (90) days of the last day of the second of such calendar quarters, upon a call center support structure and responsibility. During such ninety (90) day period, the parties shall analyze the problems and work to come up with solutions to reduce the support burden, and LMI shall continue to provide such solution support during the ninety (90) day period at no additional charge. If the parties are unable to agree to a new call center support structure and responsibility within such ninety (90) day period, the resolution of the new call center support structure and responsibility shall become subject to the dispute and escalation provisions set forth in Section 20.2. Following such ninety (90) period, either party may provide the solution support, and the party providing support is entitled to charge its [**] for services provided in connection with integration support to third-party service providers [**].
     8.2 Intel Support. During the Term, Intel will be responsible for providing the product support described on Schedule 8B. As provided in Section 8.1, Intel shall be entitled to charge third parties [**] for these support services [**].
     8.3 Support Level. The service and support, hours of availability, level of support, etc., for any and all support to be provided by LMI pursuant to this Agreement and this Section are described in Schedule 8C. LMI will provide Second and Third Level support of customer issues, including reasonable and timely Solution improvements in order to properly implement the Solution. The service and support, hours of availability, level of support, etc., for any and all support to be provided by Intel pursuant to this Agreement and this Section are described in Schedule 8D. Intel will provide the initial customer support (First Level) and promptly escalate issues requiring more advanced troubleshooting to LMI for Second and Third Level debug support. As provided in Section 8.1, LMI shall be entitled to charge third parties [**] for these support services [**]. For further clarification, third parties exclude Intel.
     8.4 Service and Response Level. The Parties agree to meet the service and response levels regarding the Solution described on Schedule 8E.
     8.5 Support Meetings. The Parties agree to meet at least one (1) time per each ninety (90) day period during the Term to jointly evaluate the support requirements and performance of the support function provided for hereunder by each Party. The time, place and attendees of such meetings must be mutually agreeable to each of the Parties. These support meetings may be cancelled or rescheduled with the mutual consent of both Parties. Any changes to the support function, and the terms that relate to such changes, agreed upon between the Parties will then become a part of this Agreement through amendment of the Agreement or through amendment of applicable exhibits or schedules hereto.
9.	SUPPORT OF COMPONENTS
     9.1 Updates. During the Term of this Agreement, the Party delivering a Component (the “Delivering Party”) shall supply any and all generally available new versions of the Component as may be required to allow the Components to function in accordance with the written specifications agreed upon by the Parties and included in the Schedules attached hereto (hereafter referred to as “Updates”).
     9.2 Solution Enhancements. The Parties agree that, as part of the joint marketing of the Solution, future enhancements of the respective Party’s Components may be required to enhance the Solution and the marketing of the Solution during the Term of this Agreement. The Parties will amend the SOW to define these future enhancements and which Party will be responsible for developing which aspect of the enhancement. It is expected that LMI will have a team of [**] full time equivalent employees working with respect to this Agreement on the Solution, including enhancements of the Solution. The Parties anticipate that any and all enhancements agreed upon by the Parties will be implemented as and if necessary and as mutually agreed by the Parties, but no more than once per quarter. The Parties agree to meet at least four (4) times per year during the Term to jointly evaluate potential enhancements to the items jointly produced hereunder. The time, place and attendees of such meetings must be mutually agreeable to each of the Parties. Any enhancements, and the terms that relate to such enhancements, must be mutually agreed upon between the Parties and must then become a part of this Agreement through amendment of the Agreement or through amendment of applicable exhibits or schedules hereto. Unless otherwise agreed upon by the Parties, all enhancements will be covered by the LC Fee.
10.	SUPPORT OF DATA, NETWORKING SERVER AND CENTER
     Data, Networking Server and Center. LMI will operate, control and run the Data, Networking Server and Center (“DNSC”) in connection with the Solutions produced hereunder and in accordance with Schedule 10A. The DNSC will be housed at a location to be determined by LMI, such location to be a third-party location. Intel will have the right to inspect and test the DNSC equipment on reasonable advance notice. Other than Joint Components, the DNSC and its contents shall be the property of LMI and the contents of the DNSC deemed Confidential Information of LMI. In the event of termination or cessation of this Agreement, Intel will own the equipment, Intel software and other software paid for by Intel contained at the DNSC.
11.	MARKETING
     11.1 Branding. The Solution will be Intel branded with the LMI attribution defined in Section 6.4 and the Components shall be branded with the Parties’ trademarks and associated logos in the manner mutually determined by the Parties and as set forth in Schedule 1A, the Statement of Work. Use of the Marks of either Party shall otherwise be in accordance with the terms of this Agreement. LMI shall receive the attribution described in Section 6.4.
     11.2 Joint Marketing Activities. The Parties agree to use best efforts to, with in the ninety day period after the date hereof, jointly create a global marketing plan to capture and convey the collaborative value of this Agreement and the relationship created by this Agreement (the “Marketing”). This marketing plan may include, but not be limited to, Intel developed case studies, news letters, white pages, blogs, pod casts, videos, press releases and prominence at Intel sponsored developer and VAR workshops and conferences. The announcement schedule will be determined by mutual agreement of the Parties.
     11.3 Marketing Management; Approval. Each Party agrees to assign a marketing manager to facilitate Marketing. This marketing manager will be listed in the Statement of Work attached as Schedule 1A. The assignment of each marketing manager will be in the sole discretion of the assigning Party. Any and all Marketing and any and all costs involved with Marketing must be approved by each of the marketing managers. This approval will be in the sole discretion of each marketing manager.
     11.4 Marketing Meetings. The Parties agree to meet at least one (1) time per each ninety (90) day period during the Term to jointly evaluate the Marketing activities described hereunder and any potential enhancements to the Marketing function provided for hereunder. The time, place and attendees of such meetings must be mutually agreeable to each of the Parties. These Marketing meetings may be cancelled or rescheduled with the mutual consent of both Parties. Any enhancements to the Marketing function, and the terms that relate to such enhancements, agreed upon between the Parties will then become a part of this Agreement through amendment of the Agreement or through amendment of applicable exhibits or schedules hereto.
     11.5 Public Announcement. The Parties agree that, at a mutually agreed upon time prior to Launch, they will jointly issue a press release announcing the existence and general terms of the relationship between the Parties. Such press release must be approved by both Parties prior to its announcement.
12.	FEES AND COMPENSATION
     12.1 Development Fee. In consideration of the development of the LMI Components to be completed prior to and in connection with Launch, Intel agrees to pay LMI the following non-refundable amounts (“Dev Fee”): (a) $[**] due within forty-five (45) business days of the Parties’ execution of this Agreement, (b) $[**] due within forty-five (45) days of the first day of the first fiscal quarter of LMI (i.e. January 1, 2008 or April 1, 2008) after execution of this Agreement and (c) $[**] within forty-five (45) business days of Intel’s acceptance, in accordance with Section 2.2, of the LMI Components to be delivered in connection with the [**], as defined in Section 7.3 of Schedule 1A. The Dev Fee excludes any DNSC Fees (as defined below) paid to LMI.
     12.2 License and Connectivity Fee. Notwithstanding the above, commencing on the earlier of the date of Intel’s acceptance, in accordance with Section 2.2, of the LMI’s delivery of the [**], as defined in Section 7.2 of Schedule 1A or September 1, 2008 and continuing during the term of the Agreement, Intel will pay LMI a non-refundable License and Connectivity Fee (the “LC Fee”) of $[**] per fiscal quarter, payable to LMI within forty-five days of the first day of each fiscal quarter of LMI (January 1, April 1, July 1, October 1). For 2008 the total Development Fee and LC Fee paid to LogMeIn by Intel shall not exceed $[**]. In addition to any other compensation to be received by LMI, the LC fee is intended to compensate LMI for its obligations hereunder, including licensing, service and support of the LMI Components and Joint Components. Any partial payment for a partial fiscal quarter will be prorated for the actual number of days in that fiscal quarter. The LC Fee excludes any and all DNSC Fees (as defined below) paid to LMI.
     12.3 Data, Networking Server Fees and Expenses. Intel agrees, during the Term, to reimburse LMI for any and all fees and expenses, [**] costs, incurred in connection with LMI’s creation, build-out (including the cost of all hardware), operation and support of the DNSC beyond the direct LMI employees or representatives pursuant to LMI’s obligations under this Agreement (“DNSC Fees”). The DNSC Fees will be invoiced on a monthly basis by LMI to Intel and each invoice will describe the fees and expenses reflected on the invoice. Intel will pay LMI the undisputed invoiced amount within forty-five days of its receipt of a proper invoice. The “DevLC Fees” (defined as the LC Fee together with the Dev Fee) exclude any and all DNSC Fees paid to LMI.
     12.4 Intel Fees and Expenses. Intel is responsible for any and all of its fees and expenses in connection with its performance of its obligations hereunder. LMI will not, under any circumstances pay any of Intel’s fees and expenses under this Agreement.
     12.5 Other Expenses. Unless otherwise expressly provided for herein or agreed in writing, each Party is responsible for any and all out-of-pocket costs that it incurs while performing pursuant to this Agreement (e.g. mileage, travel, equipment wear and tear, etc.), including but not limited to changes to its information technology systems and other infrastructure costs.
     12.6 Revenue Share. In addition to any other fees and expenses provided for hereunder, the Parties will split any and all Revenue generated by the Solution hereunder. “Revenue” is defined as any and all gross revenue produced in accordance with Schedule 12A by sales or other income associated with the Solution or any service associated with the Solution specifically contemplated under this Agreement (excluding any revenue produced by consulting, integration or development services), less any credits, refunds or returns against such gross revenue. It is intended by the Parties that Revenue will be generated by the Solution in the manner described on Schedule 12A. Revenue will be divided in the following manner:
(a)	During the first fiscal year (ended December 31, 2008) of the Term, the first $[**] in Revenue during that year will be allocated directly to [**] with the remaining Revenue during that year being divided between LMI and Intel, [**]% to LMI and [**]% to Intel.

(b)	During the second fiscal year of the Term, the first $[**] in Revenue during that year will be allocated directly to [**] with the remaining Revenue during that year being divided between LMI and Intel, [**]% to LMI and [**]% to Intel.

(c)	During the third fiscal year of the Term, the first $[**] in Revenue during that year will be allocated directly to [**] with the remaining Revenue during that year being divided between LMI and Intel, [**]% to LMI and [**]% to Intel.

(d)	During the fourth fiscal year of the Term, the first $[**] in Revenue during that year will be allocated directly to [**] with the remaining Revenue during that year being divided between LMI and Intel, [**]% to LMI and [**]% to Intel.

(e)	In the event Revenue is greater than $[**] in any of the first, second, third or fourth fiscal years of the Term, then any additional Revenue above the $[**] during that year and only that year, will be divided between LMI and Intel, [**]% to LMI and [**]% to Intel.

For purposes of clarification, there is to be no accrual or holdover of allocation obligations between such individual yearly periods of the Term. For purposes of clarification, this revenue share will be allocated as sales are recognized by Intel.
     12.7 Additional Services/Components. The Parties agree that any additional services or components mutually agreed to by the Parties shall be specified in a schedule added to this Agreement by mutual agreement of the Parties.
     12.8 Payment Date. Revenue share allocated under this Section will be allocated as sales are recognized by Intel. LMI shall invoice Intel monthly for the previous month’s Revenue. Payment of Revenue due LMI by Intel will be delivered by Intel monthly within forty-five (45) business days of the date of LMI invoice.. Intel shall provide LMI with monthly reports for the previous month’s Revenue, within ten (10) business days of the end of each calendar month during the Term. The Parties will mutually agree on the content of such reports. Should LMI collect revenues on the solution, LMI shall provide Intel with monthly reports for the previous month’s Revenue, within ten (10) business days of the end of each calendar month during the Term and provide payment of revenue within 45 LMI standard business days.
     12.9 Audits. LMI and Intel agree to make and to maintain until the expiration of three (3) years after the last payment under this Agreement is due, sufficient books, records and accounts regarding such Party’s manufacturing and sales activities in order to calculate and confirm payment and other obligations hereunder. Each other Party shall have the right not more than once every twelve (12) months to, through and only through an agent reasonably acceptable to the other Party, to examine such books, records and accounts, upon reasonable notice and during normal business hours, to verify such reports on the amount of payments made under this Agreement and compliance with the terms and conditions of this Agreement. If any such examination discloses a shortfall or overpayment in the fees due hereunder, the appropriate Party shall reimburse the other Party for the full amount of such shortfall or overpayment. The Party requesting the audit will pay the costs and expenses of such audit unless such audit discovers any errors or omissions which have a value of more than five percent (5%) of the amounts due with respect to any particular quarter being audited, in which case the audited Party shall reimburse the auditing Party for the costs of such audit.
     12.10 Late Payments. If either Party is in default of its payment obligation, the other Party may give written notice of such default to the defaulting Party. If the defaulting Party fails to cure within fourteen (14) days of such written notice to cure, the non-defaulting Party may, upon further written notice to defaulting Party, suspend any license granted under this Agreement, suspend performance under this Agreement, and suspend defaulting Party’s rights under this Agreement until payment in full is received. Further upon such default, the non-defaulting Party may in its sole discretion require payments before any services are provided by the non-defaulting Party. In the event of either a suspension lasting more than thirty (30) days or a second default and notice as specified herein in any six (6) month period, the non-defaulting Party may in addition to other remedies it may have, elect to terminate the Agreement, effective on written notice to defaulting Party. Late payments will incur interest at the rate of 10% per annum, calculated and compounded daily, until the date of payment in full.
     12.11 Termination/Expiration Accounting. All appropriate amounts payable by one Party to the other shall survive rescission, termination or expiration of this Agreement and, upon the occurrence of any such rescission, termination, or expiration, shall become immediately due and payable.
     12.12 Taxes. The fees and expenses specified herein exclude any and all applicable taxes, including any withholding taxes.
13.	TERM AND TERMINATION
     13.1 Term. The term of this Agreement commences on the date of this Agreement and continues for a period of four (4) years, unless terminated as provided herein (the “Term”). The Term may be extended for additional one (1) year terms upon mutual agreement of the Parties. If one Party elects not to extend the existing Term, it will notify the other Party in writing at least ninety (90) days before the termination of the existing Term. Subject to the penalties in Section 13.6, Intel may terminate this Agreement at any time for any reason or no reason with forty five (45) days prior written notice to the other Party. No such termination will entitle Intel to a refund of any monies that have been paid to LMI. Upon receipt of such notice of termination, the Party receiving such notice shall, unless otherwise specified in such notice, immediately stop all work previously authorized and give prompt written notice to, and cause all of, its suppliers or subcontractors to cease all related work.
     13.2 Termination for Cause. Either Party may terminate this Agreement for breach of this Agreement upon written notice to the breaching Party in the event that the breaching Party fails to cure such breach within forty five (45) days of its receipt of written notice by the non-breaching Party identifying such breach (“Cause Termination”).
     13.3 Immediate Termination. This Agreement may be immediately terminated upon notice at either Party’s option if (a) the other Party is dissolved; (b) the other Party is the subject of a petition filed in bankruptcy under Chapter 7, which is still pending sixty (60) days after filing and notice to the other Party; (c) the other Party is adjudicated as bankrupt or insolvent; (d) the other Party makes a general assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law; (e) if a receiver is appointed to take charge of the affairs and/or assets of the other Party, which is still pending sixty (60) days after filing and notice to the other Party; (f) in the event of the other Party’s uncured breach of the confidentiality, security or legal compliance requirements in of this Agreement; or (g) in the event of an LMI Change of Control or an assignment with out consent pursuant to Section 14.
     13.4 License Extension and Enabling License. In the event of termination pursuant to this Section 13, other than a Cause Termination for an Intel breach, the License Extension provisions of Section 6.5 and Joint Components License provisions of Section 6.6 shall be triggered.
     13.5 Effect of Termination. Upon termination of this Agreement (or the License Extension, if applicable), (a) the Parties will cease all further use of the Components of the other Party and any product, materials, or property licensed hereunder and, within fifteen (15) days of such expiration or termination, return to the other Party all such Components and other property and all copies thereof to the owner thereof and provide all specifications to the Joint Components described in the SOW Schedule 1A to the Other Party; (b) the Parties will immediately cease providing new Components under all Statement of Works then in effect; (c) any and all payment obligations including all properly incurred expenses under this Agreement provided through the date of expiration or termination will become immediately become due and payable; and (d) the Parties will comply with the confidentiality provisions of Section 17.

     13.6 Termination Fees. Except as specifically provided for below, in the event Intel terminates this Agreement for any reason or no reason, Intel shall owe LMI, [**] and in addition to any other fees or amounts that are or may be owed to LMI by Intel, a termination fee as defined below (the “Termination Fee”).
     (a) In the event Intel elects to terminate this Agreement in accordance with the terms of Section 14 in connection with an assignment by LMI without the express written consent of Intel in accordance with the terms of Section 14, Intel shall not be required to pay any Termination Fee in connection with such termination.
     (b) In the event Intel causes a Cause Termination in the event of a material breach by LMI and in accordance with Section 13.2, Intel shall not be required to pay any Termination Fee in connection with such termination.
     (c) Solely and exclusively in the event of a termination by Intel in accordance with the terms of Section 13.1 (45 day notice termination, not a termination for the expiration of the Term) on or before the date fifteen business days from the [**] of the date hereof, where and only where the Revenue collected pursuant to the Agreement during the twelve month period prior to such [**] date was less than $[**] in the aggregate, Intel shall only owe a Termination Fee of $[**] to LMI.
     (d) In the event of Termination by Intel during the [**] of the Term, for any reason or no reason, other than as specifically provided for in this Section, the Termination Fee shall be an amount equal to $[**] less all DevLC Fees paid as of the date of termination (no other amounts paid to LMI under this Agreement, including but not limited to the DNSC Fees, shall reduce the Termination Fee).
     In the event of Termination by Intel during the [**] of the Term, for any reason or no reason, other than as specifically provided for in this Section, the Termination Fee shall be an amount equal to $[**] less all DevLC Fees paid as of the date of Termination (no other amounts paid to LMI under this Agreement, including but not limited to the DNSC Fees, shall reduce the Termination Fee).
     (f) Solely and exclusively in the event of a termination by Intel in accordance with the terms of Section 13.1 (45 day notice termination, not a termination for the expiration of the Term) within fifteen business days from the [**] of the date hereof, where and only where the Revenue collected pursuant to the Agreement during the [**] period prior to such [**] date was less than $[**] in the aggregate, Intel shall only owe LMI $[**] Termination Fee
     The Termination Fee shall be due and payable in immediately available funds no more than forty-five (45) days of the date of termination. In the event to the Termination Fee is not paid no more than forty-five (45) days of the date of termination, the Termination Fee will incur interest at the rate of 10% per annum, calculated and compounded daily, until the date of payment in full. LMI will not owe Intel any termination fee of any sort or amount regardless of the date of or reason for a Termination by LMI.
14.	ASSIGNMENT

     This Agreement shall be deemed by the Parties to be a personal service contract; neither Party shall delegate, subcontract, or assign any of its rights or duties hereunder without the express written consent of the other Party; except that LMI may assign its rights and delegate its duties hereunder in connection with a merger, consolidation, spin-off, corporate reorganization, acquisition, sale of all or substantially all its assets related to this Agreement or other Change of Control. In the event of an LMI Change of Control or an assignment by LMI without the express written consent of Intel, Intel shall have twenty (20) days from the receipt of notice of such an assignment or Change of Control from LMI to terminate this Agreement in its entirety. If the Agreement is not terminated by Intel as provided in this Section 14, the assignee shall be responsible for and perform all obligations and duties of the assignor pursuant to and in accordance with the terms and conditions of this Agreement. “Change of Control” means any merger, investment, stock transfer or acquisition, asset transfer or acquisition, which has the effect of changing the ownership of the referenced Party to this Agreement or any parent or subsidiary of the referenced Party by more than fifty percent (50%).
15.	DISCLAIMER OF WARRANTIES; LIMITATIONS OF DAMAGES AND ACTIONS
     15.1 Disclaimer of Warranties. EXCEPT AS SPECIFICALLY STATED IN THIS AGREEMENT, THE COMPONENTS AND ALL INFORMATION, SERVICES, DOCUMENTATION AND PRODUCTS OR SOLUTIONS PROVIDED BY THE PARTIES ARE PROVIDED “AS IS” WITHOUT WARRANTY OF ANY KIND, EITHER EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT, OR ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE.
     15.2 Limitations of Damages and Liability. THE PARTIES SHALL NOT BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR OTHER INDIRECT DAMAGES INCLUDING, WITHOUT LIMITATION, LOST PROFITS OR REVENUES, COSTS OF REPLACEMENT PRODUCTS, SOLUTIONS OR SERVICE, OR LOSS OR DAMAGE TO INFORMATION OR DATA ARISING OUT OF THE USE OR INABILITY TO USE THE COMPONENTS, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
     15.3 Essence of the Agreement. ALL DISCLAIMERS, LIMITATIONS OF WARRANTIES AND DAMAGES, AND CONFIDENTIAL COMMITMENTS SET FORTH IN THIS AGREEMENT OR OTHERWISE EXISTING AT LAW (1) ARE OF THE ESSENCE OF THE AGREEMENT OF THE PARTIES, AND (2) SURVIVE ANY TERMINATION, EXPIRATION OR RESCISSION OF THIS AGREEMENT.
     15.3 High Risk Activities. The Components are not fault-tolerant and are not designed, manufactured or intended for use or resale as control equipment in hazardous environments requiring fail-safe performance, such as in the operation of nuclear facilities, aircraft navigation or communication systems, air traffic control, direct life support machines or weapon systems in which the failure of the User Interface Software could lead directly to death, personal injury or severe physical or environmental damage (“High Risk Activities”). Accordingly, the Parties specifically disclaim any express or implied warranty of fitness for High Risk Activities.

16.	INDEMNIFICATION
     16.1 Intellectual Property Indemnification. Each Party (“Indemnifying Party”) agrees to indemnify, hold harmless and defend the other Party (“Indemnified Party”) from any costs, expenses (including reasonable attorneys’ fees), losses, damages or liability incurred because of actual or alleged infringement of any Canadian, U.S. or European Union patent, copyright, trade secret, trademark, mask work, or other proprietary right arising out of any use of the Components provided by the Indemnifying Party. If a third party’s claim endangers or disrupts the Indemnified Party’s use of the Solution, the Indemnifying Party may, at its option, (a) obtain a license to continue use of the Solution; (b) modify the Solution to avoid the infringement; or (c) replace the Solution with a compatible, functionally equivalent and non-infringing product. The Indemnifying Party will have no obligation under this Section for any infringement to the extent that it arises out of or is based upon: (a) the combination, operation, or use of the Solution or Connectivity Platform by the Indemnified Party if such infringement would have been avoided but for such combination, operation, or use, except to the extent the services or licensed programs are used as intended; (b) designs, requirements, or specifications for the Solution or Connectivity Platform required by or provided by the Indemnified Party, if the alleged infringement would not have occurred but for such designs, requirements, or specifications to the extent such designs, specifications or requirements are unique to the Indemnified Party and require customization; (c) use of the Solution or Connectivity Platform outside of the scope of the license granted or as contemplated by this Agreement; (d) any modification of the Solution or Connectivity Platform made by the Indemnified Party where such infringement would not have occurred absent such modification; or (e) unauthorized use of the Solution or Connectivity Platform. The foregoing states the entire set of obligations and remedies flowing between Intel and LMI arising from any intellectual property claim by a third party. In no event will either Party’s aggregate liability or obligation under this Section exceed the total amount of revenue or payments actually received by LMI pursuant to the terms of this Agreement.
     16.2 Indemnification. Each Party (“Indemnifying Party”) agrees to indemnify, hold harmless and defend the other Party (“Indemnified Party”) and any of its directors, officers, employees, successors or assigns from and against all third party claims, causes of action, disputes, damages, costs, charges and expenses, including reasonable attorney’s fees and costs, arising from or related to (a) any breach of the terms of this Agreement; (b) any fines or penalties resulting from any failure on the part of the Indemnifying Party to comply with any applicable laws, rules, or regulations; and (c) any breach by the Indemnifying Party or its agents or contractors of the Indemnified Party’s Confidential Information. The Indemnifying Party’s indemnification obligations under this Agreement shall be limited to the aggregate amount of revenue recognized by the Indemnifying Party under the terms of this Agreement. The Indemnifying Party will have no liability or obligation to indemnify under this Agreement if the liability is the result of or the fault of, in whole or in part, the Indemnified Party’s willful or intentional conduct or gross negligence. The Indemnifying Party shall not be liable in any way for any loss of revenues, profits, use of money, business or anticipated savings, goodwill or, without limitation, for any indirect or consequential loss or damage suffered by the Indemnified Party or any third party. The indemnification provided for in this Section shall be deemed the exclusive remedy of each Party for any and all claims covered by this Section. In no event will either Party’s aggregate liability or obligation under this Section exceed the total amount of payments actually received by LMI pursuant to the terms of this Agreement.

     16.3 Duties Pertaining to Indemnification. The Indemnified Party shall provide to the Indemnifying Party with prompt notice of any claim which the notifying Party believes falls within the scope of this Section. The Indemnified Party’s failure to provide such prompt notice shall not limit its rights under this Article, except when the Indemnifying Party is actually prejudiced by the Indemnified Party’s failure to provide such prompt notice. The Indemnifying Party shall have the right to control the defense and, if applicable, settlement of such claim, provided that in defending or settling such claim, the Indemnifying Party shall not prejudice the rights or disclose the Confidential Information of the Indemnified Party. Further, the Indemnifying Party shall not agree to any settlement of any claim related to the Confidential Information of the Indemnified Party without the written consent of Indemnified Party, which consent shall not be unreasonably withheld. The Indemnified Party shall have the right to participate in the defense of any claims at its expense.
17.	CONFIDENTIAL INFORMATION
     The following confidentiality obligations supersedes and replaces the confidentiality contained in the Corporate Non-Disclosure Agreement, #5779687, dated as of July 12, 2005, by an between Intel and LMI.
     17.1 Property of Disclosing Party. Confidential Information (as defined below) is the sole property of the disclosing Party and its affiliates and constitutes confidential trade secrets of the disclosing Party and its affiliates, to be held by the receiving Party in trust and solely for the benefit of the disclosing Party and its affiliates. The receiving Party shall (a) maintain in confidence all such information, including but not limited to the source code (other than as provided for herein), (b) not disclose any such information to anyone except the receiving Party’s employees, agents, and consultants on a need-to-know basis (and who have been informed of and acknowledge their obligation to be bound by the terms of these confidentiality terms), and (c) not use the Confidential Information for any purpose other than in connection with this Agreement. All Confidential Information shall remain the sole property of the disclosing Party. Both Parties agree that, except as required in the performance of its obligations to the other Party and as permitted by the disclosing Party, neither Party hereto shall publish, reproduce, disclose or make any use of any such Confidential Information unless or until:
•	such Confidential Information becomes generally known to the public other than by a breach of this provision by the receiving Party, its employees or affiliates;

•	such Confidential Information becomes known to the receiving Party from a source other than the disclosing Party or its affiliates, other than by the breach of an obligation of confidentiality owed to the disclosing Party or its affiliates, or other than by a third party acting to assist the disclosing Party or its affiliates and/or the receiving Party regarding this Agreement;

•	such Confidential Information is independently developed by an employee or affiliate of the receiving Party not having had access to such Confidential Information prior to such development;

•	the disclosing Party authorizes the publication or disclosure of such information in writing;

•	such information is required to be disclosed in any public company filing with the U.S. Securities and Exchange Commission; or

•	as may be required by law to be disclosed; but if permitted by the governmental agency seeking or ordering disclosure, the receiving Party shall first give a minimum of ten (10) days’ prior written notice to the disclosing Party so that the disclosing Party may seek a protective order requiring that the information and/or documents to be disclosed be used only for the purposes for which such order was issued.
     17.2 Standard of Care. Both Parties agree to take at least the same precautions to ensure the protection, confidentiality and security of the Confidential Information entrusted to it and to satisfy its obligations under this Agreement as it would to protect its own confidential information, but in no event less than a reasonable standard. Both Parties shall also limit the access to such Confidential Information to only those employees having a need to know, and such employees shall be instructed concerning their obligations to maintain confidentiality. The receiving Party shall return to the disclosing Party all Confidential Information, or destroy and certify such destruction of all Confidential Information, promptly upon the disclosing Party’s request.
     17.3 Damages. Both Parties acknowledge that monetary damages may not alone be a sufficient remedy for unauthorized disclosure of Confidential Information and that either Party may be entitled, without waiving any other rights or remedies, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction. Further, both Parties acknowledge and agree that if there is a breach or threatened breach of the provisions regarding confidentiality, the disclosing Party may be irrevocably harmed and may entitled to a temporary restraining order, injunction, and/or other equitable relief against the commencement or continuance of such breach without the requirement of posting a bond or proving injury as a condition of relief.
     17.4 Upon Termination. Upon termination of this Agreement: (a) each Party shall promptly return or destroy the Confidential Information of the other Party together with all copies within thirty (30) days of termination. The confidentiality obligations imposed by this Agreement shall continue with respect to a particular item of Confidential Information until the seventh anniversary of the disclosure of such Confidential Information pursuant to this Agreement; provided, however, that the confidentiality obligations imposed by this Section with respect to source code included in the Confidential Information shall continue in perpetuity. This Agreement shall cover all Confidential Information disclosed by the Parties, even if disclosed prior to the date hereof.
     17.5 Enforceability. In the event any one or more of the provisions of these confidentiality terms shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.
     17.6 Application. The confidentiality obligations of this Section shall control in lieu of and notwithstanding any proprietary or restrictive legends or statements inconsistent with these confidentiality terms that may be associated with any particular information disclosed hereunder.
     17.7 Surviving Obligations. The confidentiality obligations imposed by this Agreement shall continue with respect to a particular item of Confidential Information until the seventh anniversary of the disclosure of such Confidential Information pursuant to this Agreement; provided, however, that the confidentiality obligations imposed by this Section with respect to source code included in the Confidential Information shall continue in perpetuity. This Agreement shall cover all Confidential Information disclosed by the Parties, even if disclosed prior to the date hereof.
     17.8 Definition. “Confidential Information” shall mean any and all confidential information provided by either Party (or its affiliates, employees, customers, designees or agents) to the other Party (or its affiliates, employees, designees or agents), whether furnished before or after the date of this Agreement and regardless of the manner in which furnished, including but not limited to: (a) all information relating to business plans or technology; (b) information related to any Internet sites operated by or on behalf of either Party or its affiliates; (c) any and all data, content, information or technology related to any proprietary Components or other intellectual property or trade secrets owned by either Party; (d) sales information and sales data (including, without limitation, information related to selling techniques, pricing, commission structures, marketing plans, existing and potential customer lists and customer orders and ordering practices); (e) customer information; (f) information about any current, pending or future products and services to be offered to consumers or withdrawn from distribution by either Party or its affiliates; (g) planned and future promotions; (h) the business plans and forecasts of either Party or its affiliates; (i) the LMI IP and the Intel IP; (j) technical documentation, users’ documentation; (k) this Agreement; (l) discussions and written communications between the Parties; and (m) any documents or other items marked “Confidential” or specifically communicated by either Party or its affiliates as “Confidential.”
     17.9 Independent Development.
     Notwithstanding the foregoing, this Agreement does not preclude Intel or LMI from evaluating, acquiring from third parties not a party to this Agreement, independently developing or marketing similar technologies or products, or making and entering into similar arrangements with other companies. Neither Party is obligated by this Agreement to make such products or technologies available to the other. An employee of either party may use this information, for any purpose, including, for example, use in the independent development, manufacture, promotion, sale and maintenance of its products and services; provided that this right does not result in or amount to a license under any patents, copyrights, trademarks, or mask works of the disclosing party.
18.	NO SIMILAR AGREEMENT / NON-SOLICIT
     18.1 No Similar Agreement.
     Unless earlier terminated as described below, during the term of this Agreement and only during the term of this Agreement (the restrictions of this Section 18.1 shall not apply to any License Extension), LMI will not enter into an agreement with any manufacturer of personal computers or personal computer micro-processors where such agreement (i) is to jointly develop and market a service designed to exclusively provide third-party remote connectivity to support a personal computer (desktop or laptop) [**] and (ii) [**]. In addition LMI will not enter into any agreement with Host Service Providers or Host SAAS providers defined in the SOW Schedule 1A, that provide substantially similar [**] connectivity service to the Intel [**] agent. For clarification purposes, this restriction will not apply to, among all other things not specifically mentioned below, LMI entering into any agreement to provide or otherwise providing any product or service for ultra mobile devises, mobile phones, PDAs, IP appliances, televisions or any other personal computing devises other than as specifically provided for above. For clarification purposes, except as specifically provided above, LMI may enter into any agreement or other relationship with any party and/or develop, manufacture, market, license, sell or provide any product or service that may or may not directly compete with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided by Intel. LMI understands and acknowledges that it may not utilize any Intel Components, Intel IP or other intellectual property owned by Intel under this Agreement or otherwise in connection with any of LMI’s current, future or planned businesses, enterprises, operations, technologies, opportunities and the like in connection with other markets or opportunities. Intel understands and acknowledges that LMI may utilize any and all of the LMI Components, LMI IP or other intellectual property owned by LMI under this Agreement or otherwise in connection with any and all of LMI’s current, future or planned businesses, enterprises, operations, technologies, opportunities and the like in connection with other markets or opportunities. These other markets and opportunities may be deemed to be competitive with Intel and/or the Solution.
The restrictions on LMI provided for in this Section 18.1 shall automatically terminate in their entirety and be of no further force or effect in the event that the Revenue collected pursuant to the Agreement during the twelve month period prior to the [**] anniversary of the date hereof is less than $[**] in the aggregate. Upon termination of this Section 18.1 as described above, Intel shall provide LMI with a royalty bearing, reasonable non-discriminatory license to the Intel Components, defined in Schedule 3A. Such license will be the subject of a separate license agreement to be negotiated in good faith and executed by the parties at the time of termination of this Section 18.1.
          18.2 Non-Solicit. Without in any way restricting an employee’s right to freely change employment, but in recognition of the Parties’ legitimate interest in protecting the investment each has made in its workforce, the Parties agree that during the term of this Agreement and for [**] years thereafter (regardless of the reason for termination, if applicable), each Party shall not, without the other’s prior written consent, directly or indirectly (including through a third party or affiliate), alone or in association with others (including through a recruiter), approach, recruit or otherwise solicit, hire or engage as an independent contractor any of the existing employees or former employees of the other Party who have worked with the Party during the term of the Agreement.
19.	SOURCE CODE ESCROW.
     19.1 Escrow. Intel may request on up to [**] occasions during the Term of this Agreement that LMI deliver to an escrow agent to be mutually agreed upon between the Parties the Source Code, or any updates or enhancements to the Source Code, required for support of the Solution (as determined by LMI) (the “Escrowed Technology”)for deposit into a source code escrow (the “Escrow”). In the event that LMI (i) files for bankruptcy, reorganization, or other case or proceeding under any bankruptcy or insolvency law; any dissolution or liquidation proceeding is commenced by or against LMI, LMI becomes insolvent; LMI consents to the appointment of a trustee, receiver or other custodian for LMI; or LMI makes a general assignment for the benefit of its creditors AND (ii) the Solution is off-line for thirty (30) consecutive days and the failure of such Solution is not attributable in any part to any third-party (a “Triggering Event”), Intel may access the Escrowed Technology as provided for herein.
     19.2 Escrowed Technology Software License. Subject to the terms and conditions of this Agreement, in the event of and only in the event of a Triggering Event, LMI grants Intel a license for two years after such Triggering Event to the Escrow Technology solely for the purposes of the Solution, including the right to modify, port, translate, localize or create derivative works from the LMI Components or any Escrowed Technology . Intel shall pay a licensing fee to LMI equal to [**]% of the Revenue LMI would otherwise be entitled to under Section 12.6 herein. This license is a nontransferable, nonexclusive and without the right to sublicense. The license is solely in connection with accessing or connecting to personal computers and servers for the purposes specifically described in this Agreement and the Schedules hereto and only during for the time period described in this Section. Intel acknowledges that LMI owns, and shall continue to own, all right, title and interest in the items subject to the license, and Intel agrees that it will do nothing inconsistent with such ownership, and does not obtain by this Agreement any right to use said the items subject to the license other than for the specific purposes that may be identified. This license is a right and license allowing Intel to use the Escrowed Technology under the restrictions, terms and conditions within this Agreement.
19.3 Escrow Agent, Agreement and Fees. The identity of the escrow agent shall be mutually agreed upon by both Parties. The escrow relationship described in this Section shall be subject to an escrow agreement acceptable to both Parties and counsel to both Parties. Intel shall pay all fees and expenses (including any legal fees and all fees and expenses of the escrow agent) incurred by each of Intel and LMI in connection with the escrow process described in this Section.
20.	MISCELLANEOUS
     20.1 Record Retention; Audit. During the term of this Agreement, and for a period of twelve (12) months thereafter, the Parties shall maintain accurate and complete records relating to transaction data and compliance with this Agreement, including all documents and other information required by law to be maintained. The Parties shall make any such records available to the other within fifteen (15) business days of any written request by a duly authorized representative of the other Party.
     20.2 Disputes, Escalation. The Parties agree that the timely and amicable resolution of disputes, issues or claims is to the advantage of both Parties. The Parties also recognize that a documented process for resolving such issues, disputes or claims will assist in their resolution with minimal adverse impact to the Parties. In recognition of the foregoing, the Parties hereby agree to first utilize the escalation procedures set forth in this Agreement to resolve any issues, disputes or claims which may arise before resorting to any legal action for enforcement of rights in a court of competent jurisdiction. In the event of a dispute hereunder, the Parties will work expeditiously and in good faith to reach a resolution of the dispute within ninety (90) days. If the Parties are unable to reach a resolution at the end of the ninety (90) day period, either Party can give notice to the other of escalation of the issue for resolution by their executive representatives of management, which in the case of Intel, shall be Robert B. Crooke, who is a corporate officer of Intel, (or other similar corporate officer) and which, in the case of LMI, shall be its Chief Executive Officer. In order to resolve the issue, those individuals shall meet in person at the location of the Party receiving the notice within fourteen (14) days of receipt of the notice.
     20.3 No Waiver. The failure of either Party to partially or fully exercise any right shall not prevent the subsequent exercise of such right. The waiver by either Party of any breach shall not be deemed a waiver of any subsequent breach of the same or any other term of this Agreement.
     20.4 Notices. Any notice required to be given pursuant to this Agreement shall be in writing and shall be deemed duly given either (a) two (2) days after the date of mailing if sent by registered or certified mail, return receipt requested, or (b) one (1) day after the date of mailing if sent by a national overnight courier service, or (c) the date of sending by telecopy or facsimile transmission to the FAX numbers set forth below, with confirming copy sent concurrently by first class U.S. mail, postage prepaid, return receipt requested, or national overnight courier service prepaid, to the following address:

If to LMI:	LogMeIn, Inc.
500 Unicorn Park
Woburn, MA 01801
Attn.: President
FAX No.: (781) 638-9094

With a copy to:	LogMeIn, Inc.
500 Unicorn Park
Woburn, MA 01801
Attn.: General Counsel
FAX No.: (781) 638-9094

If to Intel:	Intel Corporation
2200 Mission College Blvd.
Santa Clara, CA 95054
Attn.: Post-Contract Management
FAX No.: (408) 653-4978

With a copy to:	Intel Corporation
2200 Mission College Blvd.
Santa Clara, CA 95054
Attn: General Counsel
FAX No.: (408) 765-1859
Any Party, by notice given as set forth above, may change the address to which subsequent notices are to be sent to such Party.
     20.5 Entire Agreement; Amendment. This Agreement and the schedules and exhibits attached hereto sets forth the entire agreement between the Parties on this subject and supersedes all prior negotiations, understandings, and agreements between the Parties concerning the subject matter. No amendment or modification of this Agreement or any of the schedules or exhibits attached hereto shall be made except by mutual agreement of both Parties and a writing signed by both Parties.
     20.6 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any other part or provision of this Agreement
     20.7 Survival. Sections 6.3, 6.5, 6.6, 7, 12, 13.5, 15, 16 (for a period of three years), 17, 19, 20.3, 20.5, 20.6, 20.7, 20.8, 20.9, 20.10, 20.11, 20.12, 20.14, 20.15, and 20.16, shall survive any rescission, termination or expiration of this Agreement.
     20.8 Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflict of laws. The Parties specifically disclaim applicability of (a) the United Nations Convention on the Sale of Goods and (b) any Incoterms.
     20.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.
     20.10 Non-exclusivity. This Agreement shall not be deemed to create an exclusive relationship between the Parties. The Parties shall be entitled to use other parties to perform the services comparable to those covered hereby. The Parties may provide any services or products to other customers or third parties.
     20.11 Assignment; Successors and Assigns Bound. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, representatives, successors and assigns, where any such heir, representative, successor or assigns has rights gained in strict accordance with the provisions of this Agreement.
     20.12 No Third Party Beneficiaries. This Agreement and the rights and obligations created under it shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended or should be construed to confer upon any other person any right, remedy, or claim under or by virtue of this Agreement.

     20.13 Warranty of Authority. Each Party represents and warrants to the other that it is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has the requisite power and authority to execute and deliver, and to perform its obligations hereunder. Each Party represents and warrants to the other that this Agreement has been duly authorized, executed, and delivered by such Party and constitutes a valid and binding obligation of such Party enforceable against such Party according to its terms.
     20.14 Construction. In the event of a conflict between any term in the body of this Agreement and any exhibit, schedule, or attachment, the terms of the body of this Agreement shall prevail. The words “herein,” “hereof,” hereunder,” “hereto,” and other words of similar import refer to this Agreement, and not to any particular section, subsection, or clause contained in this Agreement. Whenever necessary or proper herein, the singular imports the plural or vice versa, and masculine, feminine, and neuter expressions are interchangeable. The word “including” shall always be interpreted as though immediately followed by the phrase “but not limited to.” Unless otherwise explicitly stated: (a) a reference in an exhibit, schedule, or attachment to a Section refers to the appropriate numbered Section within such exhibit, schedule, or attachment, (b) all other references to a Section refer to the appropriate numbered Section in the body of this Agreement, and (c) all references to a Section include the subsections of the referenced Section. The headings contained in this Agreement are for reference purposes only and shall not be considered in interpreting the meaning of or application of law to this Agreement.
     20.15 Reservation of Remedies. No remedy made available to any Party by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to every other remedy available at law or in equity.
     20.16 Relationship of the Parties. The relationship between the Parties shall be that of independent contractor. Nothing herein shall be construed as creating or constituting the relationship of employer/employee, franchisor/franchisee, principal/agent, partnership, or joint venture between the Parties.
     20.17 Signatory Authority. Each Party and its signatory hereby represents and warrants to the other Party that it and such signatory has all the necessary authority to enter into and perform its obligations under this Agreement without the consent of any third party or breach of any obligation or duty to any third party. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one instrument. A facsimile of an original signature transmitted to the other Party is effective as if the original was sent to the other Party.
     20.18 Export Law Assurances. The Components and all service provided in connection with this Agreement are further subject to United States Export Controls. No Component or service provided in connection with this Agreement may be made available in connection with or exported (a) into (or to a national or resident of) Cuba, Iraq, Libya, North Korea, Iran, Syria, or any other country to which the United States has embargoed goods; or (b) anyone on the United States Treasury Department’s list of Specially Designated Nationals or the U.S. Commerce Department’s Table of Deny Orders. The Parties covenant, represent and warrant that they will comply with the terms of this Section.

     20.19. Force Majeure. No Party shall be liable for any performance failure, delay in performance, or lost data under this Agreement (other than for delay in the payment of money due and payable hereunder) to the extent said failures or delays are proximately caused by (a) natural weather events, (b) war; or (c) any other causes beyond that Party’s reasonable control and occurring without its fault or negligence, including, without limitation, failure of suppliers, subcontractors, and carriers to substantially meet its performance obligations under this Agreement, provided that in any such event, as a condition to the claim of non-liability, the Party experiencing the difficulty shall give the other prompt written notice, with full details following the occurrence of the cause relied upon.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.
INTEL CORPORATION and its present and future affiliates and subsidiaries

By:	/s/ Robert Crooke
	Name:	Robert Crooke
	Title:	Vice President & GM
Date: 12/20/07
LOGMEIN, INC. and its present and future affiliates and subsidiaries

By:	/s/ Michael Simon
	Name:	Michael Simon
	Title:	CEO
Date: 12/26/07

LEGAL OK
A. Fox	12/17/07

SCHEDULE 1A
Statement of Work
Confidential Materials omitted and filed separately with the Securities and Exchange Commission.
Asterisks denote omissions. A total of 30 pages have been omitted.
[**]

SCHEDULE 2A
LMI Components
[**]

SCHEDULE 3A
Intel Components
[**]

SCHEDULE 4A
Joint Components
The following items and only the following items shall be deemed Joint Components and the rights thereto are defined in Section 7.3:
[**]

SCHEDULE 6A
Intel Rights
Rights to License
LMI hereby grants Intel a nontransferable (subject to Section 14 hereof), nonexclusive, royalty-free, without the right to sublicense, license to the specific items listed below, subject to the specific limitations listed on this Schedule and elsewhere in this Agreement and the Schedules hereto (the “Intel License”). In addition to the specific restrictions listed elsewhere in this Agreement and the Scheduled hereto, the Intel Licenses are solely in connection with accessing or connecting to personal computers and servers for the purposes specifically described in this Agreement and the Schedules hereto and only during the Term of this Agreement and subject to the restrictions contained herein, including the following: (a) Intel shall not have the right to distribute, share, sell, resell, transfer, sublicense, auction, exchange, issue or the like any of the LMI Components or any items subject to the Intel License; (b) except as specifically permitted in this Agreement, Intel shall not have the right to modify, port, translate, localize or create derivative works from the LMI Components or any items subject to the Intel License; (c) Intel shall not, for itself, any affiliate of Intel or any third party decompile, disassemble, reverse engineer or attempt to reconstruct, otherwise reduce to human-perceivable form, or identify or discover any source code, underlying ideas, underlying user interface techniques or algorithms of the LMI Components or any items subject to the Intel License; and (d) Intel shall not alter, copy or duplicate any aspect of the LMI Components of any items subject to the Intel License, except as expressly permitted by LMI in a written authorization signed by a duly authorized officer of LMI. Intel acknowledges that LMI owns, and shall continue to own, all right, title and interest in the LMI Components or any items subject to the Intel License, and Intel agrees that it will do nothing inconsistent with such ownership, and does not obtain by this Agreement any right to use said the LMI Components and any items subject to the Intel License other than for the specific purposes that may be identified. This Intel License is a right and license allowing Intel to use the following items under the restrictions, terms and conditions within this Agreement. The Connectivity Platform and any intellectual property associated with the Connectivity Platform, as defined in Section 1 and Schedule 1A, is specifically excluded from this and any other license and is exclusively owned and operated by LMI during and after the term of this Agreement.
The following items and only the following items are subject to the Intel License:
          [**]
Specific license restrictions in addition to the restrictions described above are: (a) may only be used by Intel for internal purposes, and (b) access may not be granted externally to partners, customers or any third party. Other than as specifically provided above, Intel has no right to use the [**].
[**]
Specific license restrictions in addition to the restrictions described are: (a) may only be used by Intel solely in connection with demonstration as part of the sales and marketing process in connection with the Solution and not for any other use, internal to Intel or otherwise, and (b) access may not be granted externally to partners or customers or any third party. Other than as specifically provided above, Intel has no right to use the [**].

[**]
Specific license restrictions in addition to the restrictions described are: (a) may only be used by Intel solely in connection with demonstration as part of the sales and marketing process in connection with the Solution and not for any other use, internal to Intel or otherwise, and (b) access may not be granted externally to partners or customers or any third party. Other than as specifically provided above, Intel has no right to use the [**].
Rights to Remarket
Appointment. Subject to the terms of this Schedule and this Agreement and the other Schedules attached hereto, LMI hereby appoints Intel, for the Term of this Agreement and only for the Term of this Agreement, as a non-exclusive, non-transferable, limited and temporary remarketer world-wide of the specific items listed below (the “Remarket Items”) for end-users of the Solution only. Pursuant to this appointment, Intel may directly solicit the interest of it customers and end-users in using the Remarket Items.
No Grant of License or Other Rights. Notwithstanding any express or implied language to the contrary, the parties agree that LMI does not under this Agreement or otherwise grant, transfer or otherwise make available to Intel, any right or license to the technology, knowledge, expertise, ideas, or software underlying the Remarket Items, including without limitation any intellectual property right, such as patent, copyright, trade secret or otherwise, all of which Intel agrees is and will remain that of LMI and/or its suppliers or assignees of LMI.
Restrictions. Intel acknowledges that LMI has and retains all right, title and interest in and to the Remarket Items and any software and other technology underlying the Remarket Items and any documentation, and any copies and derivative works thereof, and ownership of all patent, copyright, trade secret, trademarks and other intellectual property rights pertaining thereto (hereafter in this section, “LMI IP”), all of which are and shall be and remain the sole property of LMI or its suppliers or assigns. Intel shall not itself, or through any parent, subsidiary, affiliate, agent or other third party: (a) modify, port, translate, localize or create derivative works of the LMI IP; (b) decompile, or disassemble the LMI IP or otherwise reduce the LMI IP to human-perceivable form, where it is not now so existing, reverse engineer or attempt to reconstruct, identify or discover any source code, underlying ideas, underlying user interface techniques or algorithms of the LMI IP by any means whatsoever, or disclose any of the foregoing or (c) alter, copy or duplicate any aspect of the LMI IP, except as expressly permitted by LMI in a written authorization signed by a duly authorized officer of LMI. Intel acknowledges that LMI owns, and shall continue to own, all right, title and interest in the LMI IP, and Intel agrees that it will do nothing inconsistent with such ownership, and does not obtain by this Agreement any right to use said LMI IP other than for the specific purposes that may be identified.
The following specific items and only the following items are the Remarket Items:
[**]

SCHEDULE 6C
LMI Marks Approved For Listing on Intel’s Internet Site

SCHEDULE 6D
LMI Logo for Attribution Purposes

SCHEDULE 8A
LMI Customer Support
Subject to the terms and conditions of the Agreement, LMI agrees to provide the following product support. Terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement:
1.	SCOPE OF SUPPORT.

LMI offers Intel technical phone, email and web support for an unlimited number of incidents. Technical support will include assistance for the Solution and the LMI Components described on Schedule 1A. Such assistance may include assistance with configuration, identification of Equipment and/or Software problems and work-arounds when possible. Assistance may also include, diagnose problems and software updates. LMI will endeavor to provide quality technical support in accordance with generally recognized business practices and standards.
•	Provide Intel with instructions on how to contact LMI to obtain technical phone and web support.

•	Respond to Intel requests for technical phone support 24 hours a day, seven days a week for priority 1 and 2 (as defined in Schedule 8C) and during LMI normal business hours (9:00AM to 5:00PM, Boston time, Monday — Friday, excluding holidays) for priority 3 and 4 (as defined in Schedule 8C)..

•	Technical support provided globally, in English and only English, during the time periods described herein.

•	Provide support to keep the Solution operating in material conformity with the applicable specifications within the time periods as more fully set forth in Schedule 8E;

•	Assisting Intel in diagnosing and remedying any errors, defects and problems with the Solution in conjunction with the operation of Intel’s product.

•	Provide Intel with all Enhancements and maintenance releases relating to the Solution and the LMI Components described on Schedule 8A.

•	LMI shall provide any and all Documentation and updates for all Connectivity Platform and Solution specifications to Intel.

SCHEDULE 8B
Intel Vendor Support
Subject to the terms and conditions of the Agreement, Intel agrees to provide the following product support. Terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement:
1.	SCOPE OF SUPPORT.

Intel acknowledges that LMI has and will engage a number of third parties to develop, maintain, and support the Solution and LMI Components described on Schedule 8A. Further, Intel agrees to cooperate with LMI and such third parties as reasonably needed for the implementation, maintenance, and performance of the Solution specified in this Agreement
•	In the event LMI requests any Software dumps, logs or any other documentation from Intel to resolve a reported problem, such documentation shall be forwarded through electronic means (email or ftp) or by overnight courier at Intel’s expense if electronic means are not available

•	Intel acknowledges that LMI’s support is being made available in association to the fees payable to LMI under this Agreement

•	At the discretion of management, Intel aggress to make available resources dispatched onsite to LMI or the DNSC to aid problem resolutions of critical and high priority defects unresolved within a 24 hours period.

SCHEDULE 8C
LMI Support Level
1. CASE CLASSIFICATION
The classification and reclassification of the priority level shall be initially established by LMI but may be reclassified depending upon the circumstances upon agreement of LMI and Intel; provided, however, that such classifications and reclassifications shall be in accordance with the definitions set forth in this Section. In the event a defect is reclassified to a higher priority level by Intel, the Service Level Agreement (SLA) referred to as Service Restoration time period shall begin at the time the defect is reclassified. The table below describes a description for each priority level and the associated Initial Response and Service Restoration (SLA) time.

Defect and		Initial Response
Priority Levels	Solution Availability	Time	Commitment

Priority 1 Critical	The Solution is down, critical system outage	[**]	LMI and Intel will work 24x7 to resolve situation with the highest priority.
Users are impacted in production without workaround

Priority 2 High	Functionality is severely limited. System Instability.	[**]	LMI and Intel work to dedicate resources during normal business hours to resolve situation with high priority.
Limited functionality but a workaround is available

Priority 3 Medium	Performance degradation.	[**]Hours, within LMI normal business hours*	LMI Support Engineers will work on the issue until resolved with medium priority.
Solution does not perform to product specifications

Priority 4 Low	General questions Documentation	[**]Hours, within LMI normal business hours*	LMI Support Engineers will work on the issue until resolved.

*	LMI normal business hours are 9:00AM — 5:00PM (Boston time), Monday — Friday, excluding LMI designated holidays)
2. CASE ESCALATION
Based upon the level of severity, LMI will provide a systematic case escalation management notification process to ensure proper attention and resources are mobilized to restore the Solution the back to the original specification and performance.

SCHEDULE 8D

Intel Support Compliance
Intel acknowledges that LMI and our customers will routinely identify Solution defects varying in nature (i.e., software, hardware, networking, etc...) from time to time. For defects of critical and high priority, Intel agrees to cooperate with LMI and any such third parties related in order to assist an expeditious resolution compliant with SCHEDULE 4C.

SCHEDULE 8E
Service And Response Level
1) Availability Schedule. LMI shall seek to make the Solution available at least [**] percent ([**]%) of the time in any quarter, each as measured over 24 hour period of all days during such quarters and excluding those periods of time designated as scheduled Downtime (as defined below) and Downtime not attributable to maintenance, system freezes or the Other Activities described below, with the following performance standards:
a)	Scheduled Downtime and Maintenance Activities that Impact Availability. Regularly scheduled Downtime and maintenance activities may cause a service outage or adversely affect performance (such as slow response time). LMI will make reasonable efforts to perform such activities between 9:00 pm and 4:00 am, Monday through Friday or 8:00 PM to 8:00 AM Saturday, Sunday and Holidays, all Eastern United States Time.

b)	Other Activities that Impact Service Availability. In addition to regularly scheduled Downtime and maintenance activities, LMI may perform other required upgrade, testing and maintenance work or modifications after providing a minimum of forty eight (48) hours notice to Intel. LMI may also perform at any time any upgrade, testing, maintenance or corrections.
3) Initial Response; Service Restoration; Defect Resolution. With respect to the terms utilizes in the table below, the following definitions shall apply:
a)	“Initial Response” means the time it takes from Intel’s initial report of the defect until Intel speaks with the appropriate LMI subject matter expert. The measurement of Initial Response time does not apply when an Intel call is related to a previously reported defect.

b)	“Service Restoration” (SLA) means the time it takes LMI to apply a functional resolution to the reported defect, meaning LMI provides Intel with a temporary fix or workaround that solves a reported Defect and that can be used by Intel with minimal inconvenience and minimal impact on Intel’s business operations.

c)	“Defect Resolution” is the time elapsed from Intel’s report of a defect to the time LMI provides a final correction or modification for the Solution that corrects the root cause of the defect.
The Parties agree that the time frames for Initial Response, Service Restoration and Defect Resolution set forth in the following table represent the outside time limit for Initial Response, Service Restoration and Defect Resolution.

Defect Priority			Service Restoration
Level*	Initial Response	Defect Resolution	Response Time

Critical	[**]	May dictate immediate availability of a “dot” Software release, or immediate Hardware replacement.	2 hours

High	[**]	Next “dot” Software Release 30 days or less	N/A

Medium	[**]Hours, within LMI normal business hours**	Next “Minor” Software Release; 60 days or less	N/A

Low	[**]Hours, within LMI normal business hours**	Next “Major” Software Release 180 days or less	N/A

*	As defined in Schedule 8C

**	LMI normal business hours are 9:00AM — 5:00PM (Boston time), Monday — Friday, excluding LMU designated holidays)
4) Failure to Meet Service Restoration Response Times. Liquidated damages for LMI’s failure to meet the Service Restoration Response Times for Critical priority defects set forth herein shall be solely as follows (in no event will these liquidated damages exceed $[**] in the particular quarter in which the Credits are accessed):

Service Restoration Delay for Critical Defects in excess of [**] hours (in the aggregate) above Service Restoration Response Time in any fiscal quarter	Revenue Share (pursuant to Section 12.6) Credits (these credits will be assessed as partial payment of the Revenue Share to the proceeding fiscal quarter)

[**] to [**] hours (in the aggregate) in any fiscal quarter in excess of [**] hours (in the aggregate) in any fiscal quarter	Equal to $ [**]

[**] to [**] hours (in the aggregate) in any fiscal quarter in excess of [**] hours (in the aggregate) in any fiscal quarter	Equal to $ [**]

[**] hour period (in the aggregate)	Equal to $ [**]
5) Down Time due to Force Majeure. Intel acknowledges that, neither Party shall be liable to the other for damages (including liquidated damages) if such Party’s performance is delayed due to Acts of God (herein each called a “Force Majeure”). In such event, the affected Party shall promptly notify the other of the delay and its likely duration. In the event of a delay in LMI’s performance exceeding seven days due to a Force Majeure, Intel may, at any time thereafter, cancel the affected Agreement.
5. Language. Support will be provided in the English language.

Schedule 10A
DNSC
The Data, Networking Server and Center will equip properly to facilitate the average and peak loads required for the Chico Creek solution as documented in the SOW in Schedule 1A. The DNSC operational and support requirements are captured in schedule 8E.

Schedule 12A
Generation of Revenue
•	LMI to provide connectivity for $[**] per connection, for [**] access

•	Any service provider may purchase unlimited connectivity for no less than $[**] per year, per seat

•	Referral network, a $[**] referral fee, for end-users not pre-provisioned with a service provider. They are directed to a market place where they can choose from a list of approved providers. This $[**] Fee can be adjusted based on market demands but will not go below the base LMI connectivity fee of $[**] per connection.

•	By way of further clarification, Revenue is net of any [**] or other customer revenue sharing mechanism in place, however the dollar values defined above are the [**], regardless of [**] or other customer revenue sharing mechanism in place, unless mutually agreed by the Parties.

•	Users connecting via any LMI client or any of LMI’s current or future products (including LMI IT Reach and LMI Rescue) are not required to pay any additional connectivity fees described herein; fees will only apply to connections completed via the Solution defined in the SOW on Schedule 1A.

•	Both Intel and LogMeIn recognize that there may be opportunities with key [**] service providers that enable a measurable scale of to the overall Chico Creek Solution Revenues. Should such opportunities [**] the $[**] per connection or $[**] year, both Intel and LMI agree to the following process:
          [**].